Exhibit 5.1
HOGAN & HARTSON
L.L.P

111 south calvert street
baltimore, md 21202
tel (410) 659-2700
fax (410) 539-6981
WWW.HHLAW.COM
September 22, 2005
Board of Directors
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Ladies and Gentlemen:
          We are acting as counsel to Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, file no. 333-124565, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed underwritten public offering by the Company of up to 3,162,500 shares of the Company’s common stock, par value $.01 per share (the “Shares”) pursuant to the terms of the Underwriting Agreement, as defined below, and as described in the prospectus which forms a part of the Registration Statement, all of which Shares are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on September 21, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
  WASHINGTON, DC NEW YORK BALTIMORE NORTHERN VIRGINIA MIAMI LOS ANGELES DENVER BOULDER COLORADO SPRINGS BERLIN MUNICH BRUSSELS LONDON PARIS GENEVA BUDAPEST WARSAW MOSCOW BEIJING HONG KONG SHANGHAI TOKYO

HOGAN & HARTSON L.L.P.
Board of Directors
Avalon Pharmaceuticals, Inc.
September 22, 2005

4.	The proposed form of Underwriting Agreement among the Company and the several Underwriters named therein, for whom W. R. Hambrecht + Co., LLC, Legg Mason Wood Walker Incorporated and Susquehanna Financial Group, LLLP will act as representatives, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

5.	Certain resolutions of the Board of Directors of the Company adopted by written consent on April 21, 2005, September 8, 2005, and September 20, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of the Underwriting Agreement and arrangements in connection therewith, including the establishment of a pricing committee of the Board of Directors and of an oversight committee of the Board of Directors with respect to the determination of the issue price of the Shares.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) action by the Board of Directors or one or more committees thereof establishing the issue price of the Shares, (ii) execution and delivery by the Company of the Underwriting Agreement, (iii) effectiveness of the Registration Statement, (iv) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (v) receipt by the Company of the consideration for the Shares

HOGAN & HARTSON L.L.P.
Board of Directors
Avalon Pharmaceuticals, Inc.
September 22, 2005

specified in the action by the Board of Directors or one or more committees thereof, the Shares will be validly issued, fully paid, and nonassessable.
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.